Exhibit 99(i)20





                                                                   July 21, 2003
For Release   Immediately
Contact:      Investors: Christopher M. Capone, (845) 486-5439
              News Media: Denise D. VanBuren, (845) 471-8323


             CH Energy Group, Inc. Posts Quarterly Earnings Increase
             -------------------------------------------------------

(Poughkeepsie, NY) CH Energy Group, Inc. (NYSE: CHG) announced today that earnings for the second quarter of 2003 were 48 cents per share, a 55-percent increase over the 31 cents earned in the second quarter of 2002 (that included a one-time net gain of 21 cents per share from the sale of its unregulated power-generation subsidiary CH Resources, Inc.). Year-to-date earnings were $1.75 per share, versus $1.50 for the same period in 2002, an increase of 16 percent.

      "We're very pleased with the strong results through the first half of this year, as we continued to reap the benefits of colder weather, growth in sales and customers, and on-going productivity gains. Our service territory has remained strong during these challenging economic times, and we have taken substantial actions so that the growth of the Company remains solid," reported Paul J. Ganci, Chairman of the Board. He noted that the recent federal policy change to limit the tax rate on dividends to 15 percent from the maximum current level of 38 percent has the effect of increasing the after-tax return to the Company's eligible shareholders.

      Ganci also said, "We look forward to prudently and productively redeploying our available capital to meet our earnings growth objectives," and added that CH Energy Group announced in June that it has retained Commonwealth Energy Advisors to advise the Company on redeployment of its available capital in non-regulated, energy-related assets. "We are seeking acquisitions that are at the lower end of the risk spectrum; assets that are currently operating, use proven technology, and have a stable customer base, such as electric generating plants and natural gas pipelines with contracts for their output."

Central Hudson Gas & Electric (CHG&E):

      CHG&E's earnings for the second quarter of 2003 were 43 cents per share, a 26-cent-per-share increase over the weather-depressed, second-quarter 2002 earnings of 17 cents per share. Colder weather and customer growth led to overall increased sales of electricity and natural gas of 3 percent and 16 percent, respectively. Heating degree-days in the second quarter were 8 percent above normal. Year-to-date earnings were $1.35 per share, versus $1.05 for the same period in 2002, an increase of 28 percent.

Central Hudson Enterprises Corporation (CHEC):

      CHEC's earnings for the second quarter of 2003 were a loss of 6 cents per share, as compared to a second-quarter 2002 operating loss of 13 cents per share that excludes a 21-cent-per-share gain from the sale (in the second quarter of 2002) of CH Resources, Inc., a power generating subsidiary. In the second quarter of 2003, earnings from operations were favorably impacted by colder-than-normal weather in April and May; by acquisitions of fuel oil delivery companies made in 2002 and 2003; and by improved productivity. For the first six months of 2003, CHEC earnings were 27 cents per share versus 10 cents per share for the first six months of 2002 (again excluding the sale of CH Resources in 2002).

       "We have improved the operating performance of our fuel delivery companies by continuously focusing on process improvement and productivity. These efforts have already contributed to improved earnings and are expected to enhance the profitability of these businesses on an ongoing basis," explained Steven V. Lant, President and Chief Executive Officer.

Investment Activities:

      During the second quarter, the Company liquidated its remaining preferred share holdings, virtually all of its fixed income holdings, and a portion of its common stock holdings. The result of these liquidations was a realized gain of 5 cents per share. The proceeds have been invested in highly rated, short-term financial securities with minimal principal risk.


Earnings Projections for Remainder of Year:

      CH Energy Group believes its January projection for 2003 annual earnings of $2.55 - $2.75 is achievable, as are the projections for the business units of $2.15 - $2.30 for Central Hudson Gas & Electric Corporation (CHG&E); and between 30 cents - 50 cents per share from its investment portfolio and Central Hudson Enterprises Corporation (CHEC), its competitive fuel delivery subsidiary.

About CH Energy Group:
      With more than 425,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries:
      Central Hudson Gas & Electric is a regulated transmission and distribution utility serving approximately 345,000 customers in eight counties of New York State's Mid-Hudson River Valley, delivering natural gas and electricity in a 2,600-square-mile service territory that extends from the suburbs of metropolitan New York City north to the Capital District at Albany. Since deregulation, Central Hudson has established a proven track record in providing its customers extremely competitive prices for energy delivery. Strengthened by relationships that stretch back 150 years with the communities of the Mid-Hudson Valley, Central Hudson is considered an industry leader in not only lowering costs but in also introducing innovative technology and service reliability improvements - all of which are focused on continually increasing customer satisfaction.
      Central Hudson Enterprises Corporation (CHEC) is a family of competitive businesses delivering energy and related services to nearly 80,000 customers throughout the Northeast. It incorporates business units that deliver fuel oil, natural gas, propane and motor fuels, as well as a full menu of energy services, to customers in 11 states. Its regional footprint stretches from markets in New England to those of the Washington, D.C. metropolitan area.
                                      # # #

Conference Call:
Messrs. Ganci and Lant will conduct a conference call with analysts and investors to review financial results at 4:00 p.m. (ET) today (July 21, 2003). Dial-in: 1-888-273-9890; Conference Name: "CH Energy Group." A digitized replay of the call will be available from 11:00 p.m. (ET) on July 21, 2003, until 11:59 p.m. (ET) on July 28, 2003, by dialing 1-800-475-6701 and entering access code #690707. In addition, consolidated financial statements are available on the Company's website at www.CHEnergyGroup.com.
Forward-Looking Statements:
Statements included in this press release, including its Appendix, which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67, and within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including "anticipates," "believes," "projects," "intends," "estimates," "expects," "plans," and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues, proceeds, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time-to-time in the Company's reports filed with the SEC. All forward-looking statements are intended to be subject to the safe harbor protections provided by the laws mentioned above. A number of important factors affecting the Company's business and financial results could cause actual results to differ materially from those stated in the forward-looking statements. Those factors include, but are not limited to, weather; energy supply and demand; fuel prices, interest rates, potential future acquisitions, developments in the legislative, regulatory and competitive environment and market risks; electric and gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs and the success of strategies to satisfy power requirements now that Central Hudson's electric generation has been sold; future market prices for energy, capacity and ancillary services; the outcome of pending litigation; and certain environmental matters, particularly industrial waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism.

CH Energy Group, Inc. announces the following operating results for the periods indicated:


3 Months Ended June 30                             2003               2002
                                                   ----               ----

  Operating Revenues (1)                      $183,184,000       $152,805,000

  Net Income                                  $  7,625,000      $   5,098,000

  Basic and Diluted Earnings Per Share               $ .48              $ .31

  Average Shares Outstanding                    15,827,000         16,362,000



(1) Includes energy supply charges/credits
                                                                       page  -1-

                                    APPENDIX
                                    --------
Highlights Relative to Prior Year
---------------------------------

                                                               2003 More
3 Months Ended June 30:      2003 1          2002 1        (Less) than 2002
                             ------          ------        ----------------

Operating Revenues 2      $183,184,000    $152,805,000       $  30,379,000

Income Available for
  Common Stock:
    From Continuing
    Operations            $  7,625,000    $  1,575,000       $   6,050,000
    Net Gain From
    Discontinued
    Operations                   -           3,523,000          (3,523,000)
                           -----------    ------------        -------------
              Total       $  7,625,000    $  5,098,000       $   2,527,000

Earnings Per Share From:
   Continuing Operations       $.48           $.10                $.38
   Discontinued Operations
     - Net                       -             .21                (.21)
                               -----          ----                -----
Earnings Per Share
     of Common Stock           $.48           $.31                $.17

Average Shares
    Outstanding             15,827,000      16,362,000
              1 Unaudited
              2 Includes energy service charges/credits


Earnings per share of CH Energy Group, Inc. increased $.17 per share due primarily to the following:

     CH Energy Group, Inc. (CHEG):  + $.05
     -------------------------------------
o Up $.05 due to higher realized gains on marketable securities owned by CHEG.

     Central  Hudson Gas & Electric  Corp.  (CHG&E):  + $.26
     -------------------------------------------------------
o Up $.28 due to ani ncrease in electric net operating revenues (net of the cost of purchased electricity, fuel and revenue taxes) primarily due to a reduction in deferred revenues related to shared earnings. In the second quarter of 2002 shared earnings were recorded for the rate year ended June 30, 2002, whereas in 2003 the second quarter includes an estimate of shared earnings related to that quarter. Net revenues from sales also increased resulting primarily from the colder weather experienced from April through June and also, growth in the average number of residential and commercial customers. Actual billing heating-degree days in 2003 were 18% higher than last year and 8% above the normal level of billing heating-degree days.

o Up $.07 due to a decrease in interest charges and the effect of regulatory carrying charges related primarily to the Customer Benefit Fund and pension costs. Partially offsetting the increase in earnings is a reduction in interest and dividend income largely reflecting a decrease in temporary cash investments and lower after-tax yields.

o Up $.04 due to an increase in the amortization of previously deferred shareholder benefits relating to the sale of CHG&E's fossil generating plants.

o Up $.03 due to an increase in gas net operating revenues (net of the cost of gas and revenue taxes) due to an increase in sales to residential and commercial customers, primarily heating customers. The increase in sales is largely due to the colder weather in April through June as noted above and from growth in the average number of customers.

o Up $.02 due to the favorable impact of CHEG's common stock repurchase program.

o Down $.11 due to an increase in operating expenses spread over a number of areas including electric distribution operations and maintenance, customer services, uncollectible accounts, legal and special services, property and other insurance, and employee welfare expense.

o Down $.04 due to an increase in depreciation and property taxes on CHG&E's utility plant assets.

o Down $.03 due to the net effect of various other items including an increase in income taxes resulting from a decrease in tax depreciation.

     Central Hudson Enterprises Corp. (CHEC) - Continuing Operations: + $.07
     -----------------------------------------------------------------------
o Up $.12 due to an increase in net revenues from its fuel distribution subsidiaries, due to the colder weather and the impact of additional acquisitions of fuel distribution companies in the fourth quarter of 2002 and January 2003.

o Up $.04 due to reduced operating expenses from CHEC's other unregulated business activities.

o Down $.09 due primarily to increased operating expenses at the fuel distribution subsidiaries primarily due to the impact of the recent acquisitions and the colder weather. The earnings reduction was partially offset by a decrease in expenses due to improved productivity.

     Central Hudson Enterprises Corp. (CHEC) - Discontinued Operations: - $.21
     -------------------------------------------------------------------------
o Down $.21 due primarily to the recording last year of a net gain (net of deferred operating losses) realized from the May 2002 sale of CH Resources, Inc., a wholly owned subsidiary.

                                                                        page -2-

Second Quarter Results of Operations
------------------------------------
CH Energy Group, Inc.
---------------------
Other Income and Deductions for CHEG increased from $1.5 million in 2002 to $2.7 million in 2003 due to the liquidation of most its portfolio of marketable securities.

Central Hudson Gas & Electric Corp.
-----------------------------------
Utility sales of electricity to full service customers within CHG&E's service territory, plus delivery of electricity supplied by others, increased 3% as compared to the quarter ended June 2002. Sales to residential customers increased 6% while sales to commercial customers increased 2%. Industrial sales increased 3%. The increase in sales was due largely to weather conditions that were colder than last year, which was below normal. Heating degree-days were 8% higher than normal and 18% higher than last year. Electric sales were also affected by some growth in the average number of residential, commercial and industrial customers.

Utility sales of natural gas to firm CHG&E customers, plus transportation of gas supplied by others, increased 16% as compared to the prior year. Sales to residential and commercial customers, primarily space heating sales, increased 22% and 18%, respectively, due to the colder weather. Sales also increased due to growth in the average number of residential and commercial customers, which increased by 1.3% and 1.2%, respectively. Industrial sales, representing approximately 5% to 6% of total firm sales, decreased 8%. Interruptible sales decreased 46% due largely to a reduction in the sale of natural gas for electric generation.

Utility electric and gas operating revenues increased $20.5 million (16.7%) in total from $123.0 million in 2002 to $143.5 in 2003. Electric revenues increased $16.2 million (16.4%) due primarily to an increase in revenues for the recovery of electric supply costs and a reduction in amounts recorded, under the provisions of CHG&E's current rate agreement, for the deferral of revenues related to shared earnings and delivery revenues.
Gas revenues increased by $4.3 million (17.8%) largely due to an increase in revenues for the recovery of gas supply costs and increased revenues from sales due to the colder weather.

Total utility operating expenses increased $18.5 million (15.8%) from $116.5 million in 2002 to $135.0 in 2003. The increase in operating expenses largely results from an increase in purchased electricity and purchased natural gas expense. Purchased electricity costs increased $9.1 million (14.9%) due primarily to increased sales. Although total firm and interruptible gas sales decreased by 9%, natural gas expense rose by $3.9 million primarily reflecting an increase in the wholesale cost of natural gas. Other expenses of operation increased by $5.0 million and reflect an increase in costs related to CHG&E's electric reliability program as well as other program costs funded by the Customer Benefit Fund. Also reflected is an increase in uncollectible accounts expense and other operating costs.

Other Income and Deductions increased $648,000 due primarily to an increase in amortization of previously deferred shareholder benefits relating to the sale of CHG&E's fossil generating plants.

Central Hudson Enterprises Corp.
--------------------------------
Revenues for CHEC increased $ 9.8 million from $ 29.9 million in 2002 to $39.7 million in 2003. The increase in revenues primarily reflects an increase in sales by CHEC's fuel distribution companies due to colder weather, including the impact of the acquisition of fuel distribution companies that occurred in the fourth quarter of 2002 and in January 2003. Heating degree-days were 27.1% higher than last year. Revenues also increased due primarily to higher retail fuel oil prices as a result of higher wholesale market prices in 2003.

Operating expenses for CHEC increased $8.3 million from $31.8 million in 2002 to $40.1 million in 2003. Operating expenses are primarily the cost of petroleum and natural gas, which increased $ 7.1 million due primarily to higher sales by the fuel distribution companies as a result of the colder weather and the impact of new acquisitions. Petroleum and natural gas costs also increased due to higher wholesale market prices. Other operating expenses increased approximately $1.6 million, primarily because of a $1.1 million increase in distribution costs and a $.8 million increase in income taxes. The increases are due to increased sales and the new acquisitions.

The Company remains in a strong financial position. At June 30, 2003, the Company had $123.7 million in cash and cash equivalents and marketable securities of $20.4 million. In addition, its current obligations included $9.5 million of current maturities of long-term debt.

Please note that this report plus the consolidated financial statements are available on the Company's website at www.chenergygroup.com.

                              CH ENERGY GROUP, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                                   (Unaudited)

                                                                               3 Months Ended
                                                                                  June 30,
                                                                                  --------

                                                                           2003               2002
                                                                           ----               ----
                                                                           (Thousands of Dollars)

OPERATING REVENUES
  Electric                                                                $114,709            $98,530
  Natural Gas                                                               28,760             24,404
  Competitive Business Subsidiaries                                         39,715             29,871
                                                                            ------             ------

         Total Operating Revenues                                          183,184            152,805
                                                                           =======            =======

OPERATING EXPENSES
  Operations - Purchased Electric and Fuel Used in Electric
    Generation, Purchased Gas and Purchased Petroleum                      115,045             95,462
  Other Exp. of Operation - Regulated Activities                            26,950             21,920
  Other Exp. of Operation - Competitive Business Subsidiaries               13,217             12,605
  Depreciation and Amortization                                              8,333              7,703
  Operating Taxes                                                            7,572              9,658
  Federal and State Income Tax                                               3,944                947
                                                                           -------            -------

         Total Operating Expenses                                          175,061            148,295
                                                                           =======            =======

OPERATING INCOME                                                             8,123              4,510
                                                                           --=====            --=====

OTHER INCOME AND DEDUCTIONS
  Allowance for Equity Funds Used During Construction                          117                120
  Federal and State Income Tax - Credit                                     (1,347)              (471)
  Interest and Investment Income                                             5,706              3,691
  Other - Net                                                                  866                738
                                                                           -------            -------

         Total Other Income and Deductions                                   5,342              4,078
                                                                           -------            -------

INCOME BEFORE INTEREST CHARGES                                              13,465              8,588
                                                                           -------            -------


INTEREST CHARGES
  Interest on Debt                                                           2,869              3,395
  Other                                                                      2,622              3,231
  Allowance for Borrowed Funds Used During Construction                       (102)               (64)
                                                                           -------            -------

           Total Interest Charges                                            5,389              6,562
                                                                           -------            -------

Net Income from Continuing Operations                                        8,076              2,026

Net Loss from Discontinued Operations,
      Net of Income Tax Benefit of $1,439                                           -          (2,175)
Gain on Disposal of Discontinued Operations,
      Net of Income Tax of ($6,671)                                                 -           5,698

PREFERRED STOCK DIVIDENDS OF CENTRAL HUDSON                                    451                451
                                                                           -------            -------


NET INCOME                                                                   7,625              5,098

DIVIDENDS DECLARED ON COMMON STOCK                                           8,520              8,835
                                                                           -------            -------

AMOUNT RETAINED IN THE BUSINESS                                              ($895)           ($3,737)
                                                                           =======            =======


Average Shares of Common Stock Outstanding (000s)                           15,827             16,362
                                                                           =======            =======

Earnings Per Share - (Basic and Diluted)                                      $.48               $.31
                                                                           =======            =======


                              CH ENERGY GROUP, INC.
                           CONSOLIDATED BALANCE SHEET


                                           June 30,          December 31,
                                             2003             2002 1 2
                                         --------------------------------
                   ASSETS                     (Thousands of Dollars)

UTILITY PLANT
  Utility Plant                              $915,634           $895,608
    Less Accumulated Depreciation             381,741            370,349
                                         -------------      -------------

                                              533,893            525,259
  Construction Work in Progress                79,052             76,398
                                         -------------      -------------

  Net Utility Plant                           612,945            601,657
                                         -------------      -------------

OTHER PROPERTY AND PLANT                       18,259             18,337
                                         -------------      -------------


CURRENT ASSETS
  Cash and Cash Equivalents                   123,695             83,523
  Accounts Receivable from Customers           70,213             60,978
  Materials & Supplies                         17,734             16,033
  Fair Value of Derivative Instruments              5              2,747
  Bond Defeasance Escrow                       10,201             16,275
  Special Deposits and Prepayments             19,658             28,466
  Other                                         6,905              9,892
                                          ------------      -------------

                                              248,411            217,914
                                         -------------      -------------


INVESTMENTS                                    28,474             95,786
                                         -------------      -------------

DEFERRED CHARGES AND OTHER ASSETS             285,769            276,413
                                         -------------      -------------


      TOTAL                                $1,193,858         $1,210,107
                                         ============      =============


    CAPITALIZATION and LIABILITIES

CAPITALIZATION
  Common Equity  3                           $487,497           $486,915
  Cumulative Preferred Stock:
    Not subject to mandatory redemption        21,030             21,030
    Subject to mandatory redemption            12,500             12,500
  Long-term Debt                              269,878            269,877
                                         -------------      -------------

                                              790,905            790,322
                                         -------------      -------------



CURRENT LIABILITIES
  Current Maturities of Long-term Debt          9,500             15,000
  Accounts Payable                             38,503             45,649
  Accrued Interest                              4,256              4,273
  Dividends Payable                             8,971              9,113
  Fair Value of Derivative Instruments          2,718                  -
  Other                                        38,947             38,070
                                         -------------      -------------

                                              102,895            112,105
                                         -------------      -------------

DEFERRED CREDITS AND OTHER LIABILITIES        237,492            251,910
                                         -------------      -------------

ACCUMULATED DEFERRED INCOME TAX  (NET)         62,566            - 55,770
                                         -------------      -------------

      TOTAL                                $1,193,858         $1,210,107
                                         =============      =============



 1 Audited.

 2 Subject to explanations contained in the Annual Report of the Company for 2002.

 3 Shares outstanding at June 30, 2003 = 15,777,800.
   Shares outstanding at Dec. 31, 2002 = 16,064,600.

                                          Selected Financial Information
                                          ------------------------------

                                                                     3 Months Ended June 30,
                                                           -------------------------------------------
                                                               2003           2002         % Variation
                                                           -------------   ------------    -----------

CENTRAL  HUDSON  GAS & ELECTRIC  CORP.
--------------------------------------
       Sales of Electricity (Mwh):  *
            Residential                                         429,451        406,029              6
            Commercial                                          453,312        445,025              2
            Industrial                                          362,278        352,179              3
            Unbilled and Other                                   (3,454)         1,289           (368)
                                                           -------------   ------------    -----------


                 Total Own Territory                          1,241,587      1,204,522              3
                                                           =============   ============    ===========

       Sales of Gas (Mcf.):  *
            Residential                                       1,384,333      1,139,159             22
            Commercial                                        1,247,786      1,058,849             18
            Industrial                                          121,879        132,393             (8)
            Unbilled and Other                                 (350,262)      (263,483)           (33)
                                                           -------------   ------------    -----------

       Total Firm Sales                                       2,403,736      2,066,918             16

            Interruptible Sales                                 775,373      1,438,199            (46)
                                                           -------------   ------------    -----------

       Total Own Territory                                    3,179,109      3,505,117             (9)
                                                           =============   ============    ===========


             *  Includes volumes related to Electric
                   or Gas Energy Delivery Services.

       Cooling Degree Days:
            Actual in Period                                        100            181            (45)

       Heating Degree Days:
            Billing Cycle                                         1,904          1,620             18
            Actual in Period                                        878            772             14

       Electric Output For Own Territory  (Mwh.):
            Generated                                            47,282         31,190             52
            Purchased                                         1,242,474      1,257,648             (1)
                                                           -------------   ------------    -----------

       Total                                                  1,289,756      1,288,838              -
                                                           =============   ============    ===========

       Gas Send-out  Firm Customers  (Mcf.)                   1,447,626      1,392,985              4
                                                           =============   ============    ===========


CH  ENERGY  GROUP,  INC.
------------------------

       Earnings Per Share                                         $0.48          $0.31             55
       Dividends Declared Per Share                               $0.54          $0.54              -


                                                             June 30,       Dec. 31,
                                                               2003           2002         % Variation
                                                           -------------   ------------    -----------
                 Book Value Per Share                            $30.90         $30.31              2


                 Retained Earnings (000s)                      $180,251       $169,503              6

                 Common Equity Ratio (%)                          60.9%          60.5%              1

                             C H Energy Group, Inc.
                             ----------------------


                           Selected Financial Indices
                           --------------------------

            12 Months Ended June 30, 2003 vs Calendar Year 2002 2002
            --------------------------------------------------------


                                              12 Months          Calendar
                                                Ended              Year
                                            June 30, 2003          2002
                                            -------------        --------


Earnings Per Share                                $2.77            $2.53


Earned Return on Common Equity  (Per Books)       9.01%            8.22%


Pretax Coverage of Total
   Interest  Charges, excluding  AFDC            3.50 x           3.10 x


Dividends Declared                                $2.16            $2.16


Pay-out Ratio                                     78.0%            85.4%


Percent of Cash Construction Expenditures
     Financed from Internal Funds  (1)            79.6%            93.3%


Common Equity Ratio                               60.9%            60.5%


Retained Earnings  ($000)                      $180,251         $169,503


Book Value Per Share  (End of Period)            $30.90           $30.31





(1) Internal funds used in this measurement exclude the pension contribution of $32,000,000 made in September 2002.